Exhibit 99.2

Sovereign Bancshares, Inc. and Subsidiaries

Consolidated Financial Report
December 31, 2016

Contents

Independent Auditor’s Report	1

Financial Statements

Consolidated balance sheets	2

Consolidated statements of income	3

Consolidated statements of comprehensive income	4

Consolidated statements of changes in stockholders’ equity	5

Consolidated statements of cash flows	6

Notes to consolidated financial statements	7-34

Independent Auditor’s Report on the Supplementary Information	35

Supplementary Information

Consolidating balance sheet	36

Consolidating statement of income	37

Independent Auditor's Report

To the Board of Directors
Sovereign Bancshares, Inc. and Subsidiaries
Dallas, Texas

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Sovereign Bancshares, Inc. and Subsidiaries, which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, changes in stockholder’s equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sovereign Bancshares, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Other Matter
We have also audited, in accordance with auditing standards generally accepted in the United States of America, Sovereign Bancshares, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 30, 2017 expressed an unqualified opinion on the effectiveness of Sovereign Bancshares, Inc. and Subsidiaries’ internal control over financial reporting.

Dallas, Texas
March 30, 2017

Sovereign Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets
December 31, 2016 and 2015
(In thousands, except shares and per share values)

ASSETS	2016	2015
Cash and due from banks	$5,496	$4,553
Interest-bearing deposits	4,508	9,614
Federal funds sold	75	74
Cash and cash equivalents	10,079	14,241

Securities held to maturity	110,207	132,542
Securities available for sale	70,059	119,920
Loans, net	845,517	800,535
Premises and equipment, net	21,896	22,440
Other real estate owned	611	621
Accrued interest receivable	3,416	3,415
Federal Home Loan Bank Stock	7,028	9,446
Other assets	8,373	9,423
Total assets	$1,077,186	$1,112,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$163,587	$173,985
Interest-bearing	693,667	624,467
Total deposits	857,254	798,452

Accrued interest payable	422	361
Trust preferred subordinated debentures	8,609	8,609
Other liabilities	2,420	1,894
Federal Home Loan Bank advances	90,000	190,000
Total liabilities	958,705	999,316

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 2,000,000 total shares authorized: Series C cumulative perpetual preferred shares, $1 par value, $1,000 per share liquidation value; 24,500 shares issued and outstanding at December 31, 2016 and 2015	24,500	24,500
Common stock, par value $1 per share, 10,000,000 shares authorized; 5,258,200 and 5,203,100 shares issued and outstanding at December 31, 2016 and 2015, respectively	5,258	5,203
Additional paid-in capital	57,676	57,366
Retained earnings	31,512	24,901
Accumulated other comprehensive income	(465)	1,297
Total stockholders’ equity	118,481	113,267
Total liabilities and stockholders’ equity	$1,077,186	$1,112,583

See Notes to Consolidated Financial Statements.

Sovereign Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income
Years Ended December 31, 2016 and 2015
(In thousands)

	2016	2015
Interest income:
Loans, including fees	$37,988	$35,417
Investment securities:
Taxable	2,613	4,690
Nontaxable	2,340	2,608
Federal funds sold	93	33
Other	97	26
Total interest income	43,131	42,774

Interest expense:
Deposits	5,175	4,595
Federal funds purchased	15	18
Trust preferred subordinated debentures	410	374
Federal Home Loan Bank advances	673	602
Total interest expense	6,273	5,589
Net interest income	36,858	37,185
Provision for loan losses	2,750	4,800
Net interest income after provision for loan losses	34,108	32,385

Noninterest income:
Service charges and other fees	589	604
Net investment securities gains	1,052	55
Gain on sales of loans	868	3,194
Other	844	918
Total noninterest income	3,353	4,771

Noninterest expense:
Salaries and employee benefits	15,685	16,157
Occupancy expense	3,252	3,514
Legal and professional fees	935	2,037
Deposit insurance assessment	857	853
Loan and repossessed asset expenses	804	308
Data processing	732	840
Telephone	597	701
Other	2,777	2,477
Total noninterest expense	25,639	26,887

Income before taxes	11,822	10,269
Income tax expense	3,386	2,649

Net income	$8,436	$7,620

See Notes to Consolidated Financial Statements.

Sovereign Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2016 and 2015
(In thousands)

	2016	2015

Net income	$8,436	$7,620

Other comprehensive income (loss) before tax:
Net unrealized (losses) gains on available for sale securities arising during the year	(972)	741
Reclassification adjustment for amortization of unrealized losses on investment securities transferred to held to maturity from available for sale	(646)	(710)
Reclassification adjustment for net gains on sales of securities available for sale included in net income	(1,052)	(55)
Other comprehensive loss, before tax	(2,670)	(24)
Income tax benefit	(908)	(8)
Other comprehensive loss, net of tax	(1,762)	(16)

Comprehensive income	$6,674	$7,604

See Notes to Consolidated Financial Statements.

Sovereign Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2016 and 2015
(In thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance at January 1, 2015	$24,500	$5,162	$56,887	$17,526	$1,313	$105,388
Net Income	—	—	—	7,620	—	7,620
Other comprehensive income, net of tax	—	—	—	—	(16)	(16)
Stock-based compensation	—	—	304	—	—	304
Deferred stock vested (13,360 shares)	—	13	(13)	—	—	—
Stock options exercised (34,000 shares), net of shares acquired (5,703) in lieu of cash	—	28	188	—	—	216
Preferred Stock dividends	—	—	—	(245)	—	(245)

Balance at December 31, 2015	24,500	5,203	57,366	24,901	1,297	113,267
Net Income	—	—	—	8,436	—	8,436
Other comprehensive income, net of tax	—	—	—	—	(1,762)	(1,762)
Stock-based compensation	—	—	274	—	—	274
Deferred stock vested (49,100 shares)	—	49	(49)	—	—	—
Stock options exercised (6,000 shares)	—	6	85	—	—	91
Preferred stock dividends	—	—	—	(1,825)	—	(1,825)

Balance at December 31, 2016	$24,500	$5,258	$57,676	$31,512	$(465)	$118,481

See Notes to Consolidated Financial Statements.

Sovereign Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2016 and 2015
(In thousands)

	2016	2015
Cash flows from operating activities:
Net income	$8,436	$7,620
Adjustments to reconcile net income to net cash provided by operating activities:
Deprecation expense	720	877
Deferred income tax expense	413	1,563
Provision for loan losses	2,750	4,800
Net gain on sales of securities available for sale	(1,052)	(55)
Gain on sales of loans	(868)	(3,194)
Valuation adjustments on other real estate owned	10	90
Stock-based compensation expense	274	304
Net amortization of securities available for sale	2,001	2,181
Net amortization of securities held to maturity	506	1,386
Changes in operating assets and liabilities:
Accrued interest receivable and other assets	732	8,616
Accrued interest payable and other liabilities	847	(16,306)
Net cash provided by operating activities	14,769	7,882

Cash flows from investing activities:
Purchase of securities available for sale	(149,999)	(100,000)
Proceeds from sales of securities available for sale	41,121	29,420
Proceeds from calls, maturities and principal repayments of securities held to maturity	20,980	21,469
Proceeds from calls, maturities and principal repayments of securities available for sale	155,970	114,742
Net redemption (purchase) of FHLB stock	2,418	(2,874)
Net increase in loans	(46,864)	(130,332)
Purchases of premises and equipment	(176)	(44)
Net cash used in investing activities	23,450	(67,619)

Cash flows from financing activities:
Net increase in deposits	58,802	5,117
Net (decrease) increase in Federal Home Loan Bank advances	(100,000)	60,000
Preferred stock dividend paid	(1,274)	(245)
Proceeds from exercise of stock options and stock warrants	91	216
Net cash (used in) provided by financing activities	(42,381)	65,088
Net (decrease) increase in cash and cash equivalents	(4,162)	5,351

Cash and cash equivalents at beginning of year	14,241	8,890

Cash and cash equivalents at end of year	$10,079	$14,241

See Notes to Consolidated Financial Statements.

Sovereign Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies

Basis of presentation: The accompanying consolidated financial statements include the accounts of Sovereign Bancshares, Inc. (“SBI”) and its wholly owned subsidiary, Sovereign Bank (“Bank”). They are collectively referred to as the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Nature of business: The Bank is a state banking organization headquartered in Dallas, Texas and began operations on July 29, 2004. The Bank provides a full range of banking services to individual and corporate customers primarily in Dallas, Austin, and Houston, Texas and the surrounding areas.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period. Accordingly, actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. A significant portion of the Company’s loan portfolio is collateralized by real estate and related assets located in local markets. Accordingly, the ultimate collectability of this portion of the Company’s loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

Cash flow reporting: For purposes of reporting cash flow, cash equivalents include cash items, amounts due from banks and federal funds sold. Federal funds sold are normally sold for one-day periods.

Concentrations on cash equivalents: The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions.

Investment securities: Securities classified as available for sale are those that the Company intends to hold for an indefinite period of time, but not necessarily to maturity and are carried at fair value. Unrealized gains and losses on investments classified as available for sale have been accounted for as accumulated other comprehensive income (loss). Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities classified as held to maturity are debt securities for which the Company has the positive intent and ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Transfers of debt securities into the held to maturity category from the available for sale category are made at fair value at the date of transfer. The unrealized holding gain or loss at the date of transfer is retained in other comprehensive income and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining life of the security.

Interest income includes amortization of purchase premiums and discounts. Realized gains and losses on sales of securities are recorded on the trade date and are determined using the specific identification method. Declines in the fair value of available for sale securities and held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal home loan bank stock: As a member of the Federal Home Loan Bank of Dallas (FHLB), the Company is required to maintain an investment in capital stock of the FHLB. FHLB stock does not have readily determinable fair values as ownership is restricted and lacks a ready market. As a result, this stock is carried at cost and evaluated periodically by management for impairment. No impairment was recorded during the years ended December 31, 2016 and 2015.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge offs and the allowance for loan losses and deferred loan fees and deferred loan costs. Loan fees collected on loans with terms greater than twelve months are deferred, net of costs and recognized over the life of the loan. Interest income is accrued on the unpaid principal balance.

The accrual of interest is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify such loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Transfers of financial assets: Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange the assets it received, or provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loan receivables), the transfer must meet the definition of a ‘participating interest’ in order to account for the transfer as a sale. Following are the characteristics of a ‘participating interest’:

•	Pro-rata ownership in an entire financial asset.

•
From the date of the transfer, all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership.

•
The rights of each participating interest holder have the same priority, and no participating interest holder’s interest is subordinated to the interest of another participating interest holder. That is, no participating interest holder is entitled to receive cash before any other participating interest holder under its contractual rights as a participating interest holder.

•	No party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.

Allowance for loan losses: The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans.

The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio. The allowance for loan losses includes allowance allocations calculated in accordance with ASC Topic 310, Receivables and allowance allocations calculated in accordance with ASC Topic 450, Contingencies. The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, and unidentified losses inherent in the current loan portfolio, as well as trends in the foregoing. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including but not limited to the performance of the loan portfolio, the economy, changes in interest rates, and the view of the regulatory authorities toward loan classifications.

The Company’s allowance for loan losses consists of two elements: (i) specific valuation allowances established for probable losses on impaired loans and (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted for general economic conditions and other qualitative risk factors both internal and external to the Company.

Premises and equipment: Land is carried at cost. Building and improvements, and furniture and equipment are carried at cost, less accumulated depreciation computed principally by the straight-line method based on the estimated useful lives of the related properties ranging from three to ten years. Leasehold improvements are generally depreciated over the lesser of the term of the respective leases or the estimated useful lives of the improvements.

Other real estate owned: Other real estate owned acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Costs after acquisition are expensed. If the fair value of the property declines, the value of the other real estate is reduced with a corresponding charge to earnings.

Income taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities (excluding deferred tax assets and liabilities related to components of other comprehensive income). Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and the tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.

The Financial Accounting Standards Board (FASB) has issued guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s federal and state tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company files income tax returns in U.S. federal jurisdiction and Texas. With few exceptions, the Company is no longer subject to U.S. federal or Texas state income tax examination by tax authorities for the years ended on or before December 31, 2013. For the years ended December 31, 2015 and 2014, management has determined there are no material uncertain tax positions. The Company classifies interest and, if applicable, penalties related to income tax liabilities as a component of income tax expense.

Fair value measurements: ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that assets and liabilities are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Share-based payment: Share-based payments to employees, including grants of employee stock options, warrants and restricted stock, are valued at fair value on the grant date and expensed over the applicable vesting period.

Comprehensive income (loss): Comprehensive income (loss) includes all changes in stockholders’ equity during a period, except those resulting from transactions with stockholders. Besides net income, other components of the Company’s comprehensive income include the after tax effect of changes in the net unrealized gain/loss on securities available for sale and amortization of unrealized losses on investment securities transferred to held to maturity from available for sale.

Contingencies: Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Reclassification: Certain amounts previously reported have been reclassified to conform to current year presentation. These reclassifications had no effect on previously reported stockholders’ equity or net income.

Subsequent events: The Company has evaluated subsequent events through March 30, 2017, the date on which the financial statements were available to be issued.

New authoritative accounting guidance:

ASU 2016-13 “Financial Instruments —Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. This Accounting Standards Update affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods therein. The Company is in process of evaluating the impact of this pronouncement.

ASU 2016-09 “Compensation —Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”) simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods therein. The Company is adopting this pronouncement as of January 1, 2017 and no material impact is expected.

ASU 2016-02 “Leases (Topic 842)” is intended to improve the reporting of leasing transactions to provide users of financial statements with more decision-useful information. ASU 2016-02 will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is in process of evaluating the impact of this pronouncement, which is not expected to have a significant impact on the consolidated financial statements.

ASU 2016-01 “Financial Instruments─Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”) amends certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01, among other things, i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. This update will be effective for the Company on January 1, 2018. The Company is in process of evaluating the impact of this pronouncement, which is not expected to have a significant impact on the consolidated financial statements.

ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 establishes a five-step model which entities must follow to recognize revenue and removes inconsistencies and weaknesses in existing guidance. The original effective date for ASU 2014-09 was for annual and interim periods beginning after December 15, 2016. However, in August 2015, the FASB issued ASU 2015-14, which deferred the effective date by one year, therefore it is now effective for interim and annual reporting periods beginning after December 15, 2017. The Company’s is continuing to evaluate the impact that ASU 2014-09 with the expectation to adopt the standard in the first quarter of 2018. This new standard would have an impact on components of non-interest income, however the Company’s preliminary analysis suggests that the adoption of this accounting guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Note 2.	Statements of Cash Flows

The Company reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans, interest-bearing deposits in other banks, and short-term borrowings. The Company uses the indirect method to present cash flows from operating activities. Other supplemental cash flow information for the years ended December 31, 2016 and 2015 is presented as follows (in thousands):

	2016	2015

Cash paid for interest	$6,212	$5,587

Cash paid for taxes	$1,700	$90
Shares of common stock received in lieu of cash on exercise of
stock options and warrants (0 and 5,703 in 2016 and 2015)	$—	$170

Note 3.	Restrictions on Cash and Due From Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $12,273,000 and $10,904,000 at December 31, 2016 and 2015, respectively.

Note 4.	Securities

The amortized cost of securities and their approximate fair values at December 31, 2016 and 2015 are as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities Held to Maturity

December 31, 2016:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	$112,955	$22	$(3,188)	$109,789

	$112,955	$22	$(3,188)	$109,789

Securities Available for Sale

December 31, 2016:
Municipal securities	$62,979	$2,103	$—	$65,082
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	5,037	14	(74)	$4,977

	$68,016	$2,117	$(74)	$70,059

Securities Held to Maturity

December 31, 2015:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	$135,936	$27	$(2,192)	$133,771

	$135,936	$27	$(2,192)	$133,771

Securities Available for Sale

December 31, 2015:
Municipal securities	$71,611	$4,946	$—	$76,557
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	42,950	436	$(23)	$43,363

	$114,561	$5,382	$(23)	$119,920

During June of 2014, the Company transferred investment securities with an amortized cost of approximately $172,235,000 and unrealized losses of approximately $4,453,000 from classification as available for sale to held to maturity. The unrealized loss at the time of transfer is amortized over the remaining life of the securities. The remaining unamortized balance of unrealized losses was $2,748,000 and $3,394,000 at December 31, 2016 and 2015, respectively.

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2016 and 2015, are summarized as follows (in thousands):

	Continuous Unrealized		Continuous Unrealized
	Losses Existing for		Losses Existing for
	Less than 12 Months		Greater than 12 Months
	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses

December 31, 2016:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC:
Securities held to maturity	$68,720	$1,735	$38,336	$1,453
Securities available for sale	3,950	74	—	—

	$72,670	$1,809	$38,336	$1,453

December 31, 2015:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC:
Securities held to maturity	$60,143	$749	$67,294	$1,443
Securities available for sale	3,017	23	—	—

	$63,160	$772	$67,294	$1,443

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered by the Company to be temporary.

The scheduled contractual maturities of securities at December 31, 2016 are shown below (in thousands). Expected maturities of pass-through securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, the securities are not included in the maturity categories below.

	Held to Maturity
	Amortized	Estimated
	Cost	Fair Value

Pass-through securities guaranteed by FNMA, GNMA, FHLMC,
SBA and SBIC	$112,955	$109,789

	$112,955	$109,789

	Available for Sale
	Amortized	Estimated
	Cost	Fair Value

Due 3 months or less	$1,290	$1,296
Due after 3 months through 1 year	987	1,001
Due after one year through 5 years	16,314	17,029
Due after five years through 10 years	25,191	25,982
Due after ten years	19,197	19,774
Pass-through securities guaranteed by FNMA, GNMA, FHLMC,
SBA and SBIC	5,037	4,977

	$68,016	$70,059

There were no pledged investment securities at December 31, 2016 or 2015

Proceeds from the sales of investment securities available for sale and gross realized gains and losses for the years ended December 31, 2016 and 2015 are as follows (in thousands):

	2016	2015

Proceeds from sales	$41,121	$29,420

Gross realized gains	$1,052	$106

Gross realized losses	$—	$51

Note 5.	Loans and Allowance for Loan Losses

Loans by portfolio segment and class at December 31, 2016 and 2015 consisted of the following (in thousands):

	2016	2015

Real estate:
Construction	$133,471	$163,993
Residential	16,233	16,672
Owner occupied	137,298	110,352
Commercial and farmland	315,686	218,355
Commercial:
Financial and agricultural	176,900	186,640
Energy	74,960	112,146
Consumer and other loans	5,129	6,890
	859,677	815,048
Unearned loan fees	(3,389)	(3,587)
Allowance for loan losses	(10,771)	(10,926)

	$845,517	$800,535

To determine an appropriate allowance, management separates loans into separate categories based on similar risk characteristics. These categories and their risk characteristics are described below:

•
Real estate – construction: This category consists of loans secured by real estate under construction or land development, both commercial and residential. Construction and land development loans can carry additional risk of repayment from several different factors influencing the completion of the project on time and on budget. Other risks involved are market driven through real estate values and long-term financing options. As such, the Company takes additional steps to insure that sufficient equity is required, underwriting supports the project, and secondary sources of repayment are identified. This category also consists of loans secured by vacant land, which includes developed commercial land, undeveloped commercial land, rural land, single family residential lots, and lot development loans. These types of loans require larger down payments to help mitigate the risk.

•
Real estate – residential: This category consists of loans secured by some form of both owner-occupied and non-owner occupied residential real estate. The category includes loans for 1-4 family home construction, home improvement, home equity lines of credit, closed-end financing for 1-4 family properties, and financing for multi-family residential properties. The overall credit risk in this segment of the loan portfolio is low given the nature of the collateral and the Company’s strict underwriting standards for this type of financing. The Company does not originate sub-prime mortgage loans. The higher risk area of this category is the non-owner occupied portion of these loans, which are often reliant on rental income as the primary source of repayment.

•
Real estate – owner occupied: This category consists of loans secured by commercial buildings that are occupied by companies that are run by the borrower or guarantors on the loan. These loans are lower risk than the non owner occupied loans because the borrower or guarantor has a personal interest in the success of the tenant company. In addition, more in-depth financial information can be obtained to help management evaluate the business and its profitability.

•
Real estate – commercial and farmland: This category consists of loans secured by income-producing commercial buildings such as shopping centers, office buildings, office warehouse buildings, hotels, and multi-family properties. These loans carry a higher risk than owner-occupied properties because the repayment is based on the successful operations of the tenants and may be subject to adverse conditions in the real estate market and/or general economy. A substantial majority of these loans have adequate secondary sources of repayment through financially strong guarantors that are well known to the Company.

•
Commercial – financial and agricultural: This category consists of all business loans and leases secured by assets other than the business real estate. A substantial majority of these loans are secured by equipment, accounts receivable, and inventory. The primary risk involved with this category is that the loans and leases are typically secured by depreciable assets that may not provide an adequate source of repayment if the loan goes into default. However, the Company’s very conservative underwriting standards and credit culture help mitigate risk.

•
Commercial – energy: Energy loans are credits extended to businesses deriving a majority of their revenues from the sale of oil and gas related products or whose credit requires a technical evaluation of oil and gas reserves or where the forecasting and analysis of oil and gas prices directly impacts credit quality. The Energy Industry can be divided into three segments: Upstream (Oil and gas exploration and production or [E&P]); Midstream (refining, gathering, processing); and Downstream (selling product to end users). Integrated oil companies are generally involved in all three segments. The other oil and gas companies are involved in the upstream segment and may also be involved in midstream and downstream segments. Energy lending at Sovereign Bank focuses its efforts on upstream and midstream E&P companies. Loans are secured by proven, producing oil and gas reserves.

•
Consumer and other loans: This category of loans includes all other forms of consumer debt, including automobiles, recreational vehicles, debt consolidation, household or personal use, education, taxes, and investments. A large majority of the loans in this category are relatively short-term loans secured by new and used automobiles, recreational vehicles, and bank certificates of deposit.

As part of the management of the loan portfolio, risk ratings are assigned to all loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Lending is an important activity for the bank and represents a major asset commitment. The loan review function represents a significant self-monitoring process to ensure, across the organization, the quality of loans meets or exceeds corporate credit standards. The loan review team evaluates various related risks and management techniques involved with loan activities.

In order to manage credit risk, credit administration assigns a credit risk rating to each loan at the time of origination and reviews loans on a regular basis to determine each loan’s credit risk rating on a scale of 1 through 10, with higher scores indicating higher risk. Creditworthiness of the borrower is the primary determinant in the assignment of risk ratings. In certain cases, however, risks inherent in the transaction itself may influence the final rating. The final rating should be the product of careful evaluation derived from an overall assessment of such factors as creditworthiness, structure and any unusual features.

•
1-6 – pass ratings: Risk ratings from 1-6 are all “Pass” ratings and represent the loans considered acceptable to the bank. The ratings range from 1 being the Highest Quality to 6 being Minimum Acceptable Quality (including a 6 – pass/watch rating). All ratings reflect loans with a good primary and secondary source of repayment and/or well collateralized. While the availability varies within the Pass categories, borrowers typically have access to alternative financial markets.

•
7 – special mention: A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the bank’s credit position at some future date. Special Mention assets are not adversely classified and do not expose the bank to sufficient risk to warrant adverse classification.

The Special Mention category is not to be used to identify an asset that has as its sole weakness credit data exceptions, collateral documentation exceptions or other account management weaknesses where the exceptions/weaknesses are not material to the repayment of the loan.

•
8 – substandard: The loan is inadequately protected by the current worth and paying capacity of the obligor or of the collateral pledged, if any. There are well-defined weaknesses that jeopardize the repayment of the debt.

Although loss may not be imminent, if the weaknesses are not corrected, there is a good possibility that the bank will sustain some loss. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified Substandard.

•
9 – doubtful: The loan has the weaknesses of those in the classification of Substandard, one or more of which make collection or liquidation in full, on the basis of currently ascertainable facts, conditions and values, highly questionable or improbable. The possibility of loss is extremely high, but certain identifiable contingencies that are reasonably likely to materialize may work to the advantage and strengthening of the loan, such that it is reasonable to defer its classification as a loss until its more exact status may be determined. Contingencies that may call for deferral of loss classification include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on addition collateral and refinancing plans.

Loans in this classification are normally carried on interest non-accrual, and interest received is applied to reduce principal. Credits rated Doubtful are reviewed frequently to determine if events that might require a change in rating upward or downward have taken place.

•
10 – loss: Loans in this classification are considered uncollectible and of such little value that their continued classification as bankable assets is not warranted. This classification does not mean the loan has absolutely no recovery or salvage value, but that it is neither practical nor desirable to defer writing off this basically worthless loan even though partial recovery may be affected in the future.

The following table presents the recorded investment in loans receivable (in thousands) by credit quality indicator as of December 31, 2016 and 2015:

		Special
	Pass	Mention	Substandard	Doubtful
	(Rating 1-6)	(Rating 7)	(Rating 8)	(Rating 9)	Total

2016:
Real estate:
Construction	$133,471	$—	$—	$—	$133,471
Residential	16,233	—	—	—	16,233
Owner occupied	127,677	99	9,522	—	137,298
Commercial and farmland	310,363	—	5,323	—	315,686
Commercial:					—
Financial and agricultural	164,538	9,712	2,650	—	176,900
Energy	35,160	19,869	19,931	—	74,960
Consumer and other loans	4,999	—	130	—	5,129

	$792,441	$29,680	$37,556	$—	$859,677

2015:
Real estate:
Construction	$163,993	$—	$—	$—	$163,993
Residential	16,672	—	—	—	16,672
Owner occupied	109,664	370	318	—	110,352
Commercial and farmland	215,485	—	2,870	—	218,355
Commercial:
Financial and agricultural	182,760	1,820	2,060	—	186,640
Energy	65,929	9,792	36,425	—	112,146
Consumer and other loans	6,842	—	48	—	6,890

	$761,345	$11,982	$41,721	$—	$815,048

The Company’s activity in the allowance for loan losses for the year ended December 31, 2016 and 2015 by portfolio segment and disaggregated on the basis of the Company’s impairment methodology is as follows (in thousands):

	Real Estate				Commercial
	Construction	Residential	Owner Occupied	Commercial and Farmland	Financial and Agricultural	Energy	Consumer and Other Loans	Total
2016:
Beginning balance	$1,761	$134	$793	$1,558	$1,962	$4,655	$63	$10,926
Charge-offs	—	—	—	—	—	(2,955)	(3)	(2,958)
Recoveries	—	—	—	—	54	—	—	54
Provision	(225)	6	453	1,218	(50)	1,326	21	2,749

Ending balance	$1,536	$140	$1,246	$2,776	$1,966	$3,026	$81	$10,771

Period-end amount allocated to:
Loans individually evaluated
for impairment	$—	$—	$3	$27	$14	$2,181	$34	$2,259
Loans collectively evaluated
for impairment	1,536	140	1,242	2,749	1,952	844	49	8,512

Ending balance	$1,536	$140	$1,245	$2,776	$1,966	$3,025	$83	$10,771

Loans:
Loans individually evaluated
for impairment	$—	$—	$311	$2,803	$1,439	$12,050	$91	$16,694
Loans collectively evaluated
for impairment	133,471	16,233	136,987	312,833	175,461	62,910	5,038	842,933

Ending balance	$133,471	$16,233	$137,298	$315,636	$176,900	$74,960	$5,129	$859,627

2015:
Beginning balance	$1,512	$303	$783	$1,046	$2,330	$2,158	$120	$8,252
Charge-offs	—	(359)	—	—	—	(1,779)	—	(2,138)
Recoveries	—	—	—	—	12	—	—	12
Provision	249	190	10	512	(380)	4,276	(57)	4,800

Ending balance	$1,761	$134	$793	$1,558	$1,962	$4,655	$63	$10,926

Period-end amount allocated to:
Loans individually evaluated
for impairment	$—	$—	$3	$26	$53	$2,385	$—	$2,467
Loans collectively evaluated
for impairment	1,761	134	790	1,532	1,909	2,270	63	8,459

Ending balance	$1,761	$134	$793	$1,558	$1,962	$4,655	$63	$10,926

Loans:
Loans individually evaluated
for impairment	$—	$—	$318	$2,870	$1,695	$14,295	$—	$19,178
Loans collectively evaluated
for impairment	163,992	16,672	110,034	215,486	184,945	97,851	6,890	795,870

Ending balance	$163,992	$16,672	$110,352	$218,356	$186,640	$112,146	$6,890	$815,048

The following table presents the past due aging of the recorded investment in loans and loans on nonaccrual status as of December 31, 2016 and 2015 (in thousands):

	Loans	Loans	Loans
	30-59 Days	60-89 Days	90 or More	Total Past	Non-Accrual
	Past Due	Past Due	Past Due	Due Loans	Loans

2016:
Real estate:
Construction	$—	$—	$—	$—	$—
Residential	—	—	—	—	—
Owner occupied	9,211	—	—	9,211	—
Commercial and farmland	—	2,520	—	2,520	—
Commercial:
Financial and agricultural	3,256	99		3,355	—
Energy	—	—	9,569	9,569	9,569
Consumer and other loans	—	53	38	91	38

	$12,467	$2,672	$9,607	$24,746	$9,607

2015:
Real estate:
Construction	$—	$—	$—	$—	$—
Residential	—	—	—	—	—
Owner occupied	318	—	—	318	—
Commercial and farmland	—	—	—	—	—
Commercial:
Financial and agricultural	712	—	748	1,460	748
Energy	—	2,055	11,945	14,000	14,000
Consumer and other loans	4	—	—	4	—

	$1,034	$2,055	$12,693	$15,782	$14,748

The following table presents loans identified as impaired by class of loans as of December 31, 2016 and 2015 (in thousands):

							Interest
	Unpaid	Recorded	Recorded				Income
	Contractual	Investment	Investment	Total		Average	Recognized
	Principal	With No	With	Recorded	Related	Recorded	on Impaired
	Balance	Allowance	Allowance	Investment	Allowance	Investment	Loans

2016:
Real estate:
Construction	$—	$—	$—	$—	$—	$—	$—
Residential	—	—	—	—	—	—	—
Owner occupied	311	—	311	311	3	315	78
Commercial and farmland	2,803	—	2,803	2,803	27	2,837	183
Commercial:
Financial and agricultural	1,439	—	1,439	1,439	14	1,575	59
Energy	12,050	—	12,050	12,050	2,182	14,232	196
Consumer and other loans	91	—	91	91	33	18	1

	$16,694	$—	$16,694	$16,694	$2,259	$18,977	$517

2015:
Real estate:
Construction	$—	$—	$—	$—	$—	$—	$—
Residential	—	—	—	—	—	—	—
Owner occupied	318	—	318	318	3	64	24
Commercial and farmland	2,870	—	2,870	2,870	26	2,895	190
Commercial:
Financial and agricultural	1,695	—	1,695	1,695	53	1,346	52
Energy	14,295	—	14,295	14,295	2,385	5,508	39
Consumer and other loans	—	—	—	—	—	—	—

	$19,178	$—	$19,178	$19,178	$2,467	$9,813	$305

A loan is considered a troubled debt restructuring (TDR) if the Company, for economic or legal reasons related to a debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. Concessions granted under a TDR typically involve a temporary or permanent reduction in the interest rate at less than a current market rate of interest or an extension of a loan’s stated maturity date. Loans classified as TDR’s are designated as impaired.

Three impaired loans totaling approximately $5,237,000 and three impaired loans totaling approximately $3,504,000 were accounted for as troubled debt restructurings as of December 31, 2016 and 2015, respectively. There were no TDRs that defaulted during the years ended December 31, 2016 or 2015.

Note 6.	Premises and Equipment

Premises and equipment at December 31, 2016 and 2015 consisted of the following (in thousands):

	2016	2015

Land	$11,771	$11,771
Building and improvements	11,408	11,388
Leasehold improvements	2,460	2,917
Furniture, fixtures and equipment	6,566	6,512
	32,205	32,588
Less accumulated depreciation and amortization	(10,309)	(10,148)

	$21,896	$22,440

Note 7.    Deposits

Deposits at December 31, 2016 and 2015 are summarized as follows (in thousands):

	2016		2015
	Amount	Percent	Amount	Percent

Noninterest-bearing demand accounts	$163,587	19.1%	$173,985	21.8%
Interest-bearing checking accounts	50,358	5.9	30,520	3.8
Limited access money market accounts	210,008	24.5	224,537	28.0
Savings accounts	2,805	0.3	2,816	0.4
Certificates of deposit, $250,000 and greater	131,024	15.3	86,008	10.8
Certificates of deposit, less than $250,000	299,472	34.9	280,586	35.1

	$857,254	100%	$798,452	100%

At December 31 2016, scheduled maturities of certificates of deposit were as follows (in thousands):

2017	$417,075
2018	11,502
2019	1,540
2020	378
2021	—

$430,495

Note 8.	Federal Home Loan Bank Advances

The Company periodically borrows from the Federal Home Loan Bank (FHLB) of Dallas. These advances are collateralized by approximately $342,286,000 of loans and $109,295,000 of investment securities and FHLB stock at December 31, 2016 and $347,902,000 of loans and $217,837,000 of investment securities and FHLB stock at December 31, 2015. The advances may be prepaid at any time, but such prepayment may be subject to a penalty or benefit depending upon the movement in market interest rates. The maturities of FHLB advances are as follows (in thousands):

	Interest	Principal
Maturity	Rate	Balance

January 4, 2017	0.58%	$10,000
January 9, 2017	0.62%	10,000
January 23, 2017	0.80%	10,000
January 25, 2017	0.62%	10,000
February 7, 2017	0.80%	10,000
March 2, 2017	0.82%	10,000
March 14, 2017	0.64%	10,000
March 27, 2017	0.64%	10,000
April 10, 2017	0.79%	10,000

		$90,000

Note 9.	Trust Preferred Subordinated Debentures

In May 2008, the Company, in a private placement, issued $8,350,000 (8,350 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (TruPS) through a newly formed, unconsolidated, wholly-owned subsidiary, SovDallas Capital Trust I (the Trust). The Company has an investment in 100% of the common shares of the Trust totaling $259,000. The Trust invested the total proceeds from the sale of the TruPS and the investment in common shares in floating rate Junior Subordinated Debentures (the Debentures) issued by the Company. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the TruPS is payable quarterly at a rate equal to 3 month LIBOR plus 4.0% (4.85% at December 31, 2016). Principal payments are due at maturity in July 2038. The TruPS are guaranteed by the Company and are subject to redemption. The Company may redeem the debt securities, in whole or in part, at any time at an amount equal to the principal amount of the debt securities being redeemed plus any accrued and unpaid interest.

Note 10.	Income Taxes

For the years ended December 31, 2016 and 2015, income tax expense (benefit) consisted of the following (in thousands):

	2016	2015

Current:
Federal	$2,955	$1,055
State	18	31
	2,973	1,086
Deferred	413	1,563

Total	$3,386	$2,649

Actual tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to net income before taxes for the years ended December 31, 2016 and 2015 as follows (in thousands):

	2016	2015

Federal income tax expense computed at statutory rate	$4,020	$3,491
State tax (net of federal benefit)	12	20
Meals, entertainment and nondeductible dues	77	72
Tax exempt interest	(795)	(887)
Tax credits	—	10
Other	72	(57)

Income tax expense	$3,386	$2,649

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2016 and 2015 are as follows (in thousands):

	2016	2015

Deferred tax assets:
Allowance for loan losses	$3,662	$3,715
Deferred loan fees	414	478
Interest on non-accrual loans	425	362
Securities available for sale	240	—
Stock options/warrants	44	70
Other real estate owned	41	37
Premises and equipment	33	101
Other	—	21
Total deferred tax assets	4,859	4,784

Deferred tax liability:
Lone Star New Market Fund	(428)	(214)
Securities available for sale	—	(669)
Other	(35)	—
Total deferred tax liabilities	(463)	(883)

Deferred tax asset	$4,396	$3,901

Note 11.	Commitments and Contingencies

The Company has entered into noncancelable operating leases related to its branch locations and corporate office. At December 31, 2016, future minimum annual rental commitments under noncancelable operating leases with initial or remaining terms of more than one year are as follows (in thousands):

2017	$1,463
2018	1,489
2019	1,519
2020	1,417
2021	975
Thereafter	6,972

$13,835

Total rent expense was $1,537,000 and $1,598,000 for the years ended December 31, 2016 and 2015, respectively.

Legal and professional fees consist of expenses related to previously outstanding litigation, other legal fees, accounting fees, placement fees and other professional fees.

Note 12. Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 2016 and 2015, the approximate amounts of these financial instruments were as follows (in thousands):

	2016	2015

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$242,306	$304,662
Standby letters of credit	3,258	3,689

	$245,564	$308,351

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of December 31, 2016 and 2015, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

Note 13. Concentrations of Credit

The Company’s loans, commitments and standby letters of credit have generally been granted to customers in the Company’s market area. Such customers are normally also depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 5. Generally these loans are collateralized and are expected to be repaid from cash flow or proceeds from sale of selected assets of the borrowers. Standby letters of credit are granted primarily to commercial borrowers.

Note 14. Related Party Transactions

In the ordinary course of business, the Company expects to have transactions, including borrowings, with its officers, directors and their affiliates. In the opinion of management, such transactions will be on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. At December 31, 2016 and 2015, there were approximately $2,635,000 and $2,759,000 of related party loans.

Additionally, at December 31, 2016, the Company had unfunded commitments for such loans of approximately $1,101,000.

Note 15. Stock Compensation

Stock options: Under the Company’s Employee Stock Option Plan, the Company may grant options and warrants to its directors, officers and employees for up to 1,098,113 shares of common stock, of which 493,164 remain to be granted. Both incentive stock options and nonqualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is 10 years. Vesting periods range from immediate to five years from the date of grant.

The summary of stock option activity for 2016 and 2015 follows:

	2016		2015
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding, beginning of year	108,199	21.12	144,699	$18.67
Exercised	(6,000)	15.00	(34,000)	11.35
Forfeited	(56,479)	21.48	(2,500)	12.00

Outstanding, end of year	45,720	$21.48	108,199	$21.12

Options exercisable	45,720	$21.48	108,199	$21.12

Weighted average remaining contractual
life of options:
Outstanding	1.02 years		1.92 years
Exercisable	1.02 years		1.92 years

The intrinsic value of options exercised during 2016 and 2015 was approximately $89,000 and $628,000, respectively. During 2015, 5,703 shares of common stock were accepted in lieu of cash on the exercise of stock options. The intrinsic value of options outstanding at December 31, 2016 was approximately $675,000.

No options were granted in 2016 or 2015. At December 31, 2016, there was no unrecognized compensation cost related to option compensation arrangements.

Deferred stock: At December 31, 2016 and 2015, certain officers had outstanding deferred stock awards totaling 60,000 and 109,100 shares of common stock, respectively with values ranging from $13.09 to $29.82 per share at the date of grant. During 2015, 10,000 deferred stock awards were granted. The shares granted during 2015 had a weighted average fair value at the grant date of $29.82 per share.
The deferred stock awards have varying terms and vest various years from the date of grant. The grant of shares will take place following a “deferral period” or upon employee termination or change of control. Upon employee termination, shares will be granted based on the number of shares vested at the time of termination. Upon change in control, the shares vest immediately. The holders of the awards have no rights of a stockholder until shares are granted following the deferral period. During 2016 and 2015, 49,100 and 13,360 shares vested, respectively. The remaining 60,000 shares will vest over the next 2.51 years.

Total compensation expense related to these deferred stock awards totaled $274,000 and $304,000 during 2016 and 2015, respectively. At December 31, 2016, future compensation expense related to deferred stock awards is approximately $535,000 and will be recognized over a remaining weighted average period of 2.51 years.

Note 16. Regulatory Matters

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Regulatory approval would be required for any dividends or other distributions to be made by the Bank during the time an accumulated deficit exists.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes as of December 31, 2016 and 2015, that the Bank met all capital adequacy requirements to which it is subject.

At December 31, 2016 and 2015, the Bank’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the following table. At December 31, 2016 and 2015, the Company met all capital requirements under the regulatory framework specified by the Federal Reserve Board. Management is not aware of any conditions subsequent to December 31, 2016 that would change the Bank’s capital category.

The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table (dollar amounts in thousands):

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2016:
Total capital (to risk weighted assets):
Consolidated	$138,068	13.57%	$81,373	8.00%	N/A	N/A
Bank	137,362	13.52%	$81,308	8.00%	$101,635	10.00%
Tier I capital (to risk weighted assets):
Consolidated	$127,296	12.51%	$61,029	6.00%	N/A	N/A
Bank	126,591	12.46%	$60,981	6.00%	$81,308	8.00%
Common equity (to risk weighted assets):
Consolidated	$94,446	9.29%	$45,772	4.50%	N/A	N/A
Bank	126,591	12.46%	$45,736	4.50%	$66,063	6.50%
Tier I capital (to average assets):
Consolidated	$127,296	11.55%	$44,100	4.00%	N/A	N/A
Bank	126,591	11.49%	$44,069	4.00%	$55,087	5.00%

December 31, 2015:
Total capital (to risk weighted assets):
Consolidated	$131,246	13.06%	$80,423	8.00%	N/A	N/A
Bank	130,409	12.98%	$80,380	8.00%	$100,475	10.00%
Tier I capital (to risk weighted assets):
Consolidated	$120,320	11.97%	$60,317	6.00%	N/A	N/A
Bank	119,483	11.89%	$60,285	6.00%	$80,380	8.00%
Common equity (to risk weighted assets):
Consolidated	$87,470	8.70%	$45,238	4.50%	N/A	N/A
Bank	119,483	11.89%	$45,214	4.50%	$65,308	6.50%
Tier I capital (to average assets):
Consolidated	$120,320	10.69%	$45,027	4.00%	N/A	N/A
Bank	119,483	10.62%	$44,997	4.00%	$56,247	5.00%

In July 2013, the FDIC and other regulatory bodies issued final rules consisting of minimum requirements that increased both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions and impact all U.S. banking organizations with more than $500 million in assets. Consistent with the Basel international framework, the new rule includes a new minimum ratio of common equity tier 1 to risk-weighted assets of 4.5 percent and a common equity tier 1 capital conservation buffer of 2.5 percent of risk-weighted assets. The rule also raised the minimum ratio of tier 1 capital to risk-weighted assets from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations. Regarding the quality of capital, the new rule emphasizes common equity tier 1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rule also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rule is subject to a four year phase in period for mandatory compliance and the Company began to phase in the new rules beginning on January 1, 2015.

Note 17. Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

In general, fair value is based upon quoted market prices, when available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

During 2016 there were no changes in valuation methodologies compared to 2015 and there were no transfers between levels.

The following table summarizes assets and liabilities measured at fair value on a recurring basis, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		Fair Value Measurements at Reporting Date
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant
	Liabilities	Markets for	Observable	Unobservable
	Measured	Identical Assets	Inputs	Inputs
	at Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2016:
Measured on a recurring basis:
Assets:
Municipal securities	$65,082	$—	$65,082	$—
Pass-through securities guaranteed by FNMA, GNMA, FHLMC, SBA, and SBIC	4,977	—	4,977	—

December 31, 2015:
Measured on a recurring basis:
Assets:
Municipal securities	$76,557	$—	$76,557	$—
Pass-through securities guaranteed by FNMA, GNMA, FHLMC, SBA, and SBIC	43,363	—	43,363	—

Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury and other yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

The Company has no nonfinancial assets or nonfinancial liabilities measured at fair value on a recurring basis.

The following table presents assets measured at fair value on a nonrecurring basis (in thousands):

Fair Value Measurements at Reporting Date
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant
	Liabilities	Markets for	Observable	Unobservable	Net Change
	Measured	Identical Assets	Inputs	Inputs	During
	at Fair Value	(Level 1)	(Level 2)	(Level 3)	Period

December 31, 2016:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$15,691	$—	$—	$15,691	$(163)

December 31, 2015:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$19,178	$—	$—	$19,178	$2,210

Certain impaired loans are reported at the fair value of underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs based on the fair value of the collateral discounted based on internal criteria. Impaired loans are primarily comprised of collateral-dependent commercial and real estate loans.

Other real estate owned is measured at fair value on a nonrecurring basis (subsequent to initial recognition). Other real estate owned is classified within Level 3 of the valuation hierarchy. When transferred from the loan portfolio, other real estate is adjusted to and subsequently carried at fair value less estimated selling costs. The fair value is determined using an external appraisal process, discounted based on internal criteria.

The methods and assumptions used by the Bank in estimating fair values of financial instruments other than those measured at fair value on a recurring and nonrecurring basis discussed above, are as follows:

Cash and cash equivalents: The carrying amounts of cash, due from banks, and federal funds sold approximate their fair value.

Loans: The fair value for all fixed-rate loans is estimated by discounting future cash flows using the current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. The estimated fair value for variable rate loans is the carrying amount.

Federal Home Loan Bank stock: The carrying amount of Federal Home Loan Bank stock approximates its fair value.

Deposits: The fair values disclosed for demand deposits with no defined maturities are equal to their carrying amounts which are payable on demand. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Trust preferred subordinated debentures: It is not practicable to estimate the fair value of trust preferred subordinated debentures as there are currently no transactions of similar instruments.

Federal Home Loan Bank advances and federal funds purchased: The carrying amounts of variable rate borrowings approximate their fair values. The fair value of fixed rate borrowings is estimated based on the present value of expected cash flows using current interest rates for similar financial instruments.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

Off-balance sheet instruments: Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standings.

The estimated fair value of the Company’s financial instruments were as follows at December 31, 2016 and 2015 (in thousands):

	2016		2015
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$10,079	$10,079	$14,241	$14,241
Securities held to maturity	110,207	109,789	132,542	133,771
Securities available for sale	70,059	70,059	119,920	119,920
Loans, net	845,517	844,764	800,535	799,535
Federal Home Loan Bank stock	7,028	7,028	9,446	9,446
Accrued interest receivable	3,416	3,416	3,415	3,415

Financial liabilities:
Deposits	857,254	857,421	798,452	798,810
Federal Home Loan Bank advances	90,000	90,003	190,000	190,029
Accrued interest payable	422	422	361	361

Off-balance sheet assets (liabilities):
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

Note 18. Capital Requirements

Small business lending fund preferred stock: On September 22, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the United States Treasury (the “Secretary”), pursuant to which the Company issued 24,500 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total purchase price of $24,500,000. The Purchase Agreement was entered into, and the Series C Preferred Stock was issued, as authorized by the Small Business Lending Fund program (SBLF).

The Series C Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, as a percentage of the liquidation amount, fluctuated on a quarterly basis during the first 10 quarters during which the Series C Preferred Stock was outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” by the Bank. Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period was set at 5%. For the second through tenth calendar quarters, the dividend rate fluctuated between 1% and 5% per annum, to reflect the amount of change in the Bank’s level of QSBL. For the eleventh calendar quarter through four and one half years after issuance, the dividend rate is fixed at 1% based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9%. In addition, beginning on January 1, 2014, and on all Series C Preferred Stock dividend payment dates thereafter ending on April 1, 2016, the Company will be required to pay a fee equal to 0.5% of the liquidation amount per share of Series C Preferred Stock if the amount of eligible loans falls below the baseline.

The Series C Preferred Stock is non-voting, except in limited circumstances. The Series C Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of our federal banking regulator. The Company is permitted to repay its SBLF funding in increments of 25% or $5.0 million, subject to the approval of the Company’s federal banking regulator.

The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Series C Preferred Stock is not subject to any contractual restrictions on transfer.

Note 19. Pending Merger with Veritex Holdings, Inc.

On December 14, 2016 the Company entered into a definitive agreement to merge with Veritex Holdings, Inc. (Veritex). Under the terms of the merger agreement, Veritex will acquire all outstanding shares of Sovereign Bancshares, Inc. (Sovereign) common stock and Sovereign will merge into Veritex with Veritex being the surviving corporation. The merger is subject to customary closing conditions including the receipt of regulatory approvals and the approval of the merger agreement by the Shareholders of Sovereign and Veritex. The transaction is expected to close during the second quarter of 2017. If the merger is not completed, Sovereign may be required to pay Veritex a termination fee of $4.5 million under certain conditions. In connection with the merger, Sovereign will be obligated for payments of approximately $11.3 million related to certain change in control and severance agreements.

Independent Auditor’s Report on the Supplementary Information

To the Board of Directors
Sovereign Bancshares, Inc. and Subsidiaries
Dallas, Texas

We have audited the consolidated financial statements of Sovereign Bancshares, Inc. and Subsidiaries (the Company) as of and for the years ended December 31, 2016 and 2015, and have issued our report thereon, which contains an unqualified opinion on those consolidated financial statements. See page 1. Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating information is presented for purposes of additional analysis rather than to present the financial position, results of operations and cash flows of the individual companies and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Dallas, Texas
March 30, 2017

Sovereign Bancshares, Inc. and Subsidiaries

Consolidating Balance Sheet
December 31, 2016
(In thousands)

	Sovereign
	Bancshares,	Sovereign
Assets	Inc.	Bank	Eliminations	Consolidated

Cash and due from banks	$588	$5,496	$(588)	$5,496
Interest-bearing deposits	—	4,508	—	4,508
Federal funds sold	—	75	—	75
Cash and cash equivalents	588	10,079	(588)	10,079

Securities held to maturity	—	110,207	—	110,207
Securities available for sale	—	70,059	—	70,059
Investment in subsidiary	126,126	—	(126,126)	—
Loans, net	—	845,517	—	845,517
Premises and equipment, net	—	21,896	—	21,896
Other real estate	—	611	—	611
Accrued interest receivable	—	3,416	—	3,416
Federal Home Loan Bank Stock	—	7,028		7,028
Other assets	1,065	7,308	—	8,373

Total assets	$127,779	$1,076,121	$(126,714)	$1,077,186

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$—	$164,175	$(588)	163,587
Interest-bearing	—	693,667	—	693,667
Total deposits	—	857,842	(588)	857,254

Accrued interest payable	103	319	—	422
Trust preferred subordinated debentures	8,609	—	—	8,609
Other liabilities	586	1,834	—	2,420
Federal Home Loan Bank advances	—	90,000	—	90,000
Total liabilities	9,298	949,995	(588)	958,705

Commitments and contingencies

Stockholders’ equity:
Series C preferred stock	24,500	—	—	24,500
Common stock	5,258	5,200	(5,200)	5,258
Additional paid-in capital	57,676	80,760	(80,760)	57,676
Retained earnings	31,512	40,631	(40,631)	31,512
Accumulated other comprehensive income	(465)	(465)	465	(465)
Total stockholders’ equity	118,481	126,126	(126,126)	118,481

Total liabilities and stockholders’ equity	$127,779	$1,076,121	$(126,714)	$1,077,186

See Independent Auditor’s Report on Supplementary Information.

Sovereign Bancshares, Inc. and Subsidiaries

Consolidating Statement of Income
Year Ended December 31, 2016
(In thousands)

	Sovereign	Sovereign Bank
	Bancshares, Inc		Eliminations	Consolidated
Interest income:
Loans, including fees	$—	$37,988	$—	$37,988
Investment securities:
Taxable	—	2,613	—	2,613
Nontaxable	—	2,340	—	2,340
Federal funds sold	—	93	—	93
Other	—	97	—	97
Total interest income	—	43,131	—	43,131

Interest expense:
Deposits	—	5,175	—	5,175
Federal funds purchased	—	15	—	15
Trust preferred subordinated debentures	410	—	—	410
Federal Home Loan Bank advances	—	673	—	673
Total interest expense	410	5,863	—	6,273

Net interest income (expense)	(410)	37,268	—	36,858

Provision for loan losses	—	2,750	—	2,750

Net interest income (expense) after provision for loan losses	(410)	34,518	—	34,108

Noninterest income:
Service charges and other fees	—	589	—	589
Net income from subsidiary	8,958	—	(8,958)	—
Net investment securities gains	—	1,052	—	1,052
Gain on sales of loans	—	868	—	868
Other	12	832	—	844
Total noninterest income	8,970	3,341	(8,958)	3,353

Noninterest expense:
Salaries and employee benefits	274	15,411	—	15,685
Occupancy expense	—	3,252	—	3,252
Legal and professional fees	44	891	—	935
Deposit insurance assessment	—	857	—	857
Loan and repossessed asset expenses	—	804	—	804
Data processing	—	732	—	732
Telephone	—	597	—	597
Other	75	2,702	—	2,777
Total noninterest expense	393	25,246	—	25,639

Income before taxes	8,167	12,613	(8,958)	11,822
Income tax:
Income tax expense (benefit)	(269)	3,655	—	3,386

Net income	$8,436	$8,958	$(8,958)	$8,436

See Independent Auditor’s Report on Supplementary Information.